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                                  EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT


         AGREEMENT, dated as of May 10, 2001 between Entrada Networks, Inc., a Delaware Corporation (the "Company"), having a principal place of business at 10070 Mesa Rim Road, San Diego, California 92121, and Kanwar J.S. Chadha, Ph.D. (the "Employee"), having an [address].

                                   WITNESSETH

         WHEREAS, the Employee possesses substantial knowledge with respect to the industry in which the Company conducts its business by reason of his employment and may acquire further knowledge of such business by reason of his employment as hereinafter provided; and

         WHEREAS, the Company desires to procure the services of the Employee, and to secure the Employee's agreement not to compete and to treat as confidential and as the property of the Company certain information gained in the course of the Employee's employment by the Company both before and after the effective date of this Agreement, as the case may be, and the Employee is willing to continue in the employment of and to so agree with the Company, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and the Employee agree as follows:

         1. Employment. The Company agrees to employ the Employee, and the Employee accepts the employment, on the terms and conditions hereinafter set forth. During the term of employment hereunder, the Employee shall serve in such capacity as may from time to time be determined by or pursuant to authority granted by the Board of Directors of the Company, and during such term of employment, the Employee shall devote his best efforts, knowledge and skill and his full time to the Company's business and affairs. Subject to the authority of the Board of Directors of the Company, the Company will employ the Employee in the capacity of President and Chief Executive Officer. The Employee shall report directly to the Board of Directors.

         2. Term of Employment: Termination.

                  2.1. The Employee agrees to work for the Company for a period of forty eight (48) months commencing on the date of hire, which was April 14, 2000. However, the Company may terminate the Employee's employment at any time, for any reason (or no reason), and with or Without Cause, by providing the Employee with thirty (30) days' written notice. If employment continues following the end of the four (4)-year term of this Agreement (the "Term"), it will continue on an "at-will" basis, which means that either the Employee or the Company may terminate the

                                       1.





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Employee's employment at any time, for any reason (or no reason), and with or
Without Cause, by providing the other party with thirty (30) days written notice.

                  2.2. If the Company terminates the Employee's employment Without Cause, or if the Employee resigns his employment for Good Reason, or if this Agreement terminates pursuant to paragraph 2.3 below, prior to the end of the Term, the Employee, or his legal representatives, as the case may be, shall receive: (i) all salary and bonus earned by the Employee through the last day of his employment; (ii) continuation of the Employee's base salary for a period of two (2) years after the date of the termination of the Employee's employment;
(iii) immediate vesting of all outstanding shares of the Employee's Company stock options, notwithstanding anything to the contrary in the agreement(s) granting such options; and (iv) the Company's right to repurchase shares as provided in paragraph 3.4.1 below and to cancel unexercised vested options, as provided in the Stock Option Agreement or elsewhere, shall terminate. However, if: (i) the Employee resigns at any time Without Good Reason; (ii) the Company terminates the Employee's employment for Cause prior to the end of the Term; or
(iii) the Company terminates the Employee's employment with Cause, or if the Employee resigns, Without Good Reason, after the end of the Term, the Employee will only be entitled to all salary earned by him through the last day of his employment.

         For purposes of this Agreement, "Cause" shall mean a good faith determination by the Board of Directors of the Company, following a reasonable factual investigation, of the occurrence of any one or more of the following events or circumstances, provided however, such event or circumstance will not constitute Cause unless Employee has failed to cure such event or circumstance within 30 days after receipt by Employee of written notice thereof: (i) Employee willfully engages in wrongful conduct that results in material damage to the Company; (ii) any willful and material failure to perform Employee's duties hereunder; (iii) Employee is convicted of a felony, including a plea of no contest, (iv) employee engages in fraud or one or more acts of dishonesty which materially damages the Company; or (v) Employee materially breaches this Agreement or the Proprietary Information and Invention Agreement, which material breach results in material damage to the Company. No act or failure to act on Employee's part shall be deemed "willful" unless it is done, or omitted to be done, by Employee not in good faith and such that a reasonable person would believe that the act, or failure to act, was not in the best interests of the Company.

         For purposes under this Agreement, "Good Reason" for Employee's resignation will exist if Employee resigns within sixty days of any of the following: (i) any reduction in his base salary or bonus, if any; (ii) any material reduction in his benefits; (iii) a change in Employee's position with the Company or a successor company which materially reduces Employee's duties or level of responsibility; or (iv) any requirement that Employee's relocate his place of employment by more than thirty-five (35) miles from his then current office, provided such reduction, change or relocation is effected by the Company without his written consent. A resignation by Employee under any other circumstances or for any other reasons will be a resignation "Without Good Reason."

                                       2.




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                  2.3. This Agreement shall automatically terminate in the event of the Employee's death or Permanent Disability. "Permanent Disability" is defined as physical or mental incapacity rendering the Employee unable to perform substantially all of his duties for a period of at least four (4) consecutive months or an aggregate of at least six (6) months over any twelve
(12) month period.

         3. Compensation.

                  3.1. Salary. As full compensation for the services to be rendered by the Employee hereunder and as consideration for the observance of the provisions of Section 4 hereof, the Company shall pay the Employee, and the Employee shall accept, a salary at the rate of One Hundred Ninety Five Thousand Dollars ($195,000.00) per annum for the first year & $220,000.00 for the second year and this new second year salary to start on July 16, 2001 for this year only. Such salary shall be payable not less frequently than once a month. In the event that the Employee's employment shall be terminated by death or Permanent Disability, the Employee, or his legal representatives, as the case may be, shall receive: (i) all salary earned by the Employee through the last day of his employment; and (ii) immediate vesting of all outstanding shares of the Employee's Company stock options, notwithstanding anything to the contrary in the agreement(s) granting such options.

                  3.2. Bonus. Employee shall be entitled to participate on an annual or quarterly basis in the Company's Executive Cash Incentive Plan, subject to the terms and condition governing said Plan.

                  3.3. Benefits. Participation in group life, medical, pension, profit sharing and other employee benefit plans (collectively hereinafter referred to as "Fringe Benefit Plans"), and other provisions of the Employee's employment not herein specifically provided for shall be consistent with that provided to senior executives of the Company.

                  3.4. Stock Options.

                       3.4.1. Option Grant. The Company has granted Employee an option to purchase 500,000 shares of the Company's common stock. The per share exercise price of the option is $3.19 for 80,000 shares and $4.375 for the balance of 420,000 shares. The Company will grant an option to purchase 160,000 shares of the Company's common stock at the Employee's first anniversary on April 15, 2001 with an exercise price of $1.18 per share. The term of such option is 10 years, subject to earlier expiration in the event of the termination of Employee's employment. Such option is immediately exercisable, but the purchased shares shall be subject to repurchase by the Company at the exercise price paid per share in the event that Employee's employment terminates prior to vesting in the shares. The Employee shall acquire a vested interest in, and the Company's repurchase right shall accordingly lapse with respect to, (i) twenty-five percent (25%) of the Option Shares upon Employee's completion of one
(1) year of Service measured from his date of hire and (ii) the balance of the Option Shares in a series of thirty-six (36) successive equal monthly installments upon Employee's completion of each additional month of Service over the thirty-six (36)-month period measured from the first anniversary of the date of hire. In no event shall any additional Option Shares vest after Employee's cessation of Service.

                                       3.







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                       3.4.2. Exercise of Option. The option grant made pursuant
to Section 3.4.1 above shall be subject to the Company's standard form of Stock Option Agreement


(Together with Notice of Grant), a copy of which is attached hereto as an exhibit, and which notice must be executed as a condition of the grant.

                  3.5. Effect of Change in Control. This Agreement is subject to that certain Agreement dated December 1, 2000, between Employee and the Company, relating to the effect of a change of control of the Company that is attached hereto as Exhibit A. In the event of an inconsistency between the December 1, 2000 Agreement and this Agreement, the December 1, 2000 Agreement shall control.

         4. No Solicitations. The Employee agrees that for a period of one (1) year following the termination of the Employee's employment for any reason, the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Employee's behalf or on behalf of any other person or entity) for hire any employee or consultant of the Company.

         5. Corporate Opportunities. The Employee agrees that during his employment hereunder he will not take any action which might divert from the Company or any subsidiary or affiliate of the Company any opportunity which would be within the scope of any of the present or future businesses thereof.

         6. Nondisclosure of Confidential Information; Non-competition.

                  6.1. The Employee shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development, proprietary product data, customer lists, technology (whether or not patented or copyrighted), marketing plans and other non-public, proprietary and confidential information of the Company and its affiliates and customers that, in any case, is not otherwise available to the public.

                                       4.





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                  6.2. Given the Employee's role in the Company, during the
period of the Employee's employment, whether pursuant to this Agreement or otherwise, the Employee agrees that, without the prior written consent of the Company, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in, or have any financial interest in any business in the United States which is in competition with the business of the Company or any of its subsidiaries or affiliates; provided that the foregoing shall not prevent the Employee from being a stockholder of less than five percent (5%) of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an inter-dealer quotation system by the National Association of Securities Dealers, Inc.

                  6.3. The Employee and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to modify such provision or provisions of this covenant to the extent the court determines such restraint is not reasonable and to enforce the covenant as so amended.

                  6.4. The Employee and the Company agree that any breach of the covenants contained in this Section 6 would irreparably injure the Employee or the Company. Accordingly, the Employee and the Company mutually agree that either party may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against the other from any court having jurisdiction over the matter restraining any violation of Section 6 this Agreement by either party.

                  6.5 As a condition of employment, employee will execute the Company's standard Proprietary Information and Invention Agreement, a copy of which is attached.

         7. Successors. This Agreement shall be binding upon and inure to the benefit of the Company and their respective successors and assigns by merger, consolidation, transfer of business and properties or otherwise, and upon the Employee and his heirs and legal representatives.


                                       5.





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         8. Arbitration. Any disputes or claims arising out of or concerning this Agreement or under any applicable statutes, including those relating to the Employee's employment or termination thereof, shall be settled by arbitration in San Diego County, California, in accordance with the commercial rules of the American Arbitration Association then in effect, except as modified by this Agreement. The arbitrator will have authority in his or her discretion to grant injunctive relief, award specific performance and impose sanctions upon any party to any such arbitration. The arbitrator's decision shall be final and binding on both parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In recognition of the fact that resolution of any disputes or claims in the courts is rarely timely or cost effective for either party, the Company and the Employee enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.

                        (a) The prevailing party may recover from the other party costs for fees and expenses of the arbitrator and attorney fees and costs incurred in such amount as the arbitrator or the court in such judicial action, as the case may be, may determine to be reasonable and appropriate under the circumstances.

                        (b) Any decision of an arbitrator under this provision shall be in writing, signed by the arbitrator, and shall contain a statement regarding the reasons for the disposition of any claim.

                        (c) In a contractual claim under this Agreement, the arbitrator shall have no authority to add, delete or modify any term of this Agreement.

         9. Notices. All notices hereunder shall be in writing, sent by overnight courier, providing written proof of delivery, or registered or certified mail, return receipt requested, to the address first set forth above, or to such address as a party may indicate by like notice.

         10.Miscellaneous. Except as expressly provided herein, this Agreement contains the entire agreement between the parties relating to the subject matter hereof. Neither this Agreement nor any term hereof may be modified, amended, waived, discharged or terminated except by a written instrument executed by the party against which enforcement of such modification, amendment, waiver, discharge or termination is sought. Any agreement or understanding, written or otherwise, prior to the effective date of this Agreement between the Employee and the Company relating to the employment of the Employee is hereby terminated and discharged. California law shall govern the execution, delivery and performance of this Agreement.


                                       6.






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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


                                               /s/ Kanwar J.S. Chadha
                                       ______________________________________
                                       Kanwar J. S. Chadha, Ph.D.

                                       Employee



                                       ENTRADA NETWORKS, INC.


                                       By:     /s/ Richard Jacobson
                                          __________________________________

                                          Title: General Counsel